Exhibit 99.1

Waitr Enters into Letter of Intent to Acquire a Dispensary Compliance POS Company

LAFAYETTE, La – December 17, 2021 – Waitr Holdings Inc. (Nasdaq: WTRH) (“Waitr” or the “Company”), a leader in on-demand food ordering and delivery, today announced the Company has entered into a non-binding letter of intent (“LOI”) to acquire Retail Innovation Labs Inc. dba Cova (“Cova”), a leading point of sale (“POS”), inventory and compliance software business serving cannabis dispensary retailers in North America.

“We believe that the Cova POS solution will be symbiotic with our recently acquired Cape Payments business,” said Carl Grimstad, CEO and Chairman of the Board of Waitr, “as we estimate annualized gross merchandise value of the cannabis transactions processed on the Cova platform of approximately $2.3 billion, based on recent performance.” “Cova’s software solution is currently utilized by approximately 2,000 dispensaries in Canada and the United States, and will provide an opportunity to offer these retailers regulatory compliant payment solutions and, when and if provincial regulations in Canada and federal and state regulations in the United States evolve, potentially the ability to offer delivery services as well. Additionally, we believe that we may be able to adapt the Cova POS solution for restaurants in order to offer our restaurant base an integrated solution for in-house and food delivery services,” concluded Mr. Grimstad.

The LOI sets forth a proposed purchase price of $90 million, to be paid in a combination of cash and shares of the Company’s common stock, subject to customary adjustments. There can be no assurance that entry into the LOI will result in a definitive agreement or, if a definitive agreement is reached, the acquisition will close on the terms described above or at all. Legal, regulatory, business and financial diligence will need to be satisfactorily completed by both the Company and Cova, as well as other customary conditions and approvals.

Additionally, we are excited to share that in accordance with our previously announced rebranding strategy, we have acquired the “ASAP.com” domain name and reserved the Nasdaq trading symbol “ASAP.” We expect that “ASAP” will serve as the foundation of our brand moving forward, as we believe it better embodies the future direction of our Company.

“Combining our industry leading retail cannabis technology with Waitr’s on demand delivery logistics network and expertise in payments are a perfect match,” said Gary Cohen, CEO of Cova. “Waitr and Cova share the same values - we both put the retailer first and believe that nobody should get between them and their customers. This should further enable the dispensary retailers utilizing Cova software to grow and thrive.”

About Waitr Holdings Inc.

Founded in 2013 and based in Lafayette, Louisiana, Waitr operates an online ordering technology platform, providing delivery, carryout and dine-in options. Waitr, along with Bite Squad and Delivery Dudes, connect local restaurants and grocery stores to diners in underserved U.S. markets. Together, they are a convenient way to discover, order and receive great food and other products from local restaurants, national chains and grocery stores. As of September 30, 2021, Waitr, Bite Squad and Delivery Dudes operate in small and medium sized markets in the United States in over 1,000 cities.

About Cova

Cova is an award-winning dispensary POS, inventory management and compliance platform designed to streamline cannabis retail. A compliance-first company, the Cova software is designed to address the seed-to-sale system requirements as well as related legal compliance for dispensary retailers. Cova offers an intuitive, user-friendly design to process transactions. Its technology platform currently powers approximately 2,080 cannabis stores of all sizes and verticals. Headquartered in Denver, CO and Vancouver, BC, Cova’s team spans Canada and the US. Learn more at CovaSoftware.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements,” as defined by the federal securities laws, including statements regarding the Company’s potential acquisition of Cova and the terms thereof as well as the Company’s expectations regarding the Cova business if it becomes a part of the Company. Forward-looking statements reflect Waitr’s current expectations and projections about future events, and thus involve uncertainty and risk. The words “believe,” “strategy,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “might,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties, including the ability of the Company to enter into a definitive agreement to acquire Cova on satisfactory terms or at all, the legal and regulatory requirements and risks of acquiring a company that serves the cannabis industry, the risk that the acquisition of Cova may not result in the expected benefits to the Company, the impact of the coronavirus (COVID-19) pandemic on the Company’s business and operations, as well as those described under the section entitled “Risk Factors” in Waitr’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 8, 2021, as such factors may be updated from time to time in Waitr’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Additional information was set forth in Waitr’s Quarterly Report on Form 10-Q for the three months ended September 30, 2021, which was filed with the SEC on November 2, 2021, and should be read in conjunction with those financial results. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in Waitr’s filings with the SEC. While forward-looking statements reflect Waitr’s good faith beliefs, they are not guarantees of future performance. Waitr disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes after the date of this press release, except as required by applicable law. You should not place undue reliance on any forward-looking statements, which are based only on information currently available to Waitr.

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Investors

WaitrIR@icrinc.com